EXHIBIT 99.1

Psychemedics Corporation Reports Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

ACTON, Mass., Aug. 18, 2023 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, announced the grant of inducement awards to its newly appointed President and Chief Executive Officer, Brian Hullinger, upon his entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4). Mr. Hullinger received an inducement grant option to purchase up to 300,000 shares of common stock. The inducement awards were granted on August 17, 2023, Mr. Hullinger’s hire date as the Chief Executive Officer, and also the date on which he was elected to the Psychemedics Corporation Board of Directors. The options have a ten-year term and an exercise price of $4.65 per share, the closing price per share of Psychemedics Corporation common stock as reported by Nasdaq on August 17, 2023. The options were awarded in three tranches. Under the first tranche, option awards covering up to 100,000 shares vest over two years, with 50% of the original number of shares underlying the option vesting on the one-year anniversary of the date of grant and 50% on the two-year anniversary of the grant, subject to Mr. Hullinger’s continued service with the Company through the applicable vesting dates. Under the second and third tranches, options to acquire 100,000 shares each were granted and each becomes exercisable in full only upon the attainment and continuation in effect for a specified period of time of a particular stock price on the Nasdaq Stock Market.

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics Corporation web site is www.psychemedics.com

Investor Relations:

Phone: 978-206-8220
Email: InvestorRelations@Psychemedics.com